WEYCO REPORTS SECOND QUARTER SALES AND EARNINGS

(Milwaukee, Wisconsin—July 26, 2007) Weyco Group, Inc. (NASDAQ:WEYS), today announced financial results for the quarter ended June 30, 2007.

Net earnings in the quarter grew 11% to $4.0 million, up from $3.6 million in 2006. Diluted earnings per share increased 13% to $.34 per diluted share in 2007 from $.30 per diluted share in 2006.

Second quarter net sales were $48.4 million, up from $45.1 million in 2006. Sales in the wholesale division, which include wholesale sales and licensing revenues, were $40.7 million compared with $38.4 million in 2006. Wholesale sales were $39.9 million in 2007, up from $37.5 million in 2006. Licensing revenues in 2007 were $835,000 compared with $930,000 in 2006.

In the wholesale division, net sales of the Company’s Florsheim and Nunn Bush brands were up 23% and 8%, respectively, while the Stacy Adams brand was down 12%. Approximately half of the increase in Florsheim sales was due to sales of product in Canada, which had previously been distributed by a third party licensee. The Company began distributing its Florsheim brand in Canada on January 1, 2007. Total Florsheim sales in Canada were $1.2 million in the second quarter and $2.3 million for the year. The Company expects Florsheim Canadian sales to be $4 -5 million in 2007. The remaining increase in Florsheim wholesale sales was driven by increased sales at department stores and national shoe chains. The increase in sales at Nunn Bush resulted from increased sales at department stores, primarily due to the success of the Nunn Bush Comfort Gel product. Second quarter sales of Stacy Adams were hurt because of an early Easter and the continued challenges faced by the independent shoe and clothing retailers.

Retail sales for the second quarter were $7.7 million, up 14% from $6.7 million in 2006. Same store sales were up 9%, with the remaining increase due to three additional stores. Same store sales for the six months ended June 30, 2007 were up 4.5%.

Operating earnings for the second quarter were $5.9 million, up from $5.5 million in 2006. Operating earnings as a percent of net sales remained flat at 12.2%.

“We are very pleased with our overall second quarter results,” stated Tom Florsheim, Jr., Chairman and CEO of Weyco Group. “Our Florsheim and Nunn Bush brands both had very good results and we had a very strong performance in our retail division.”

Weyco Group will host a conference call on Friday, July 27, 2007, at 11:00 a.m. Eastern Time to discuss the second quarter financial results in more detail. To participate in the call please dial 866-713-8307 or 617-597-5307, referencing passcode #38531002, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode #42809660. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group’s website at www.weycogroup.com.

Weyco Group, Inc., designs and markets moderately priced and better-grade men’s branded footwear for casual, fashion, and dress lifestyles. The principal brands of shoes sold by the Company are Florsheim, Nunn Bush and Stacy Adams. The Company also operates a small number of retail stores in the United States and Europe.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information contact:

John Wittkowske
Senior VP and CFO
Weyco Group, Inc.
414-908-1880

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
For the three and six months ended June 30, 2007 and 2006

	Three Months ended June 30		Six Months ended June 30
	2007	2006	2007	2006

NET SALES	$48,370,810	$45,111,438	$112,228,867	$104,399,649

COST OF SALES	29,677,190	27,651,564	70,484,108	65,906,885
Gross earnings	18,693,620	17,459,874	41,744,759	38,492,764

SELLING AND ADMINISTRATIVE EXPENSES	12,786,598	11,975,701	27,159,425	24,802,329
Earnings from operations	5,907,022	5,484,173	14,585,334	13,690,435

INTEREST INCOME	554,738	517,849	1,062,304	979,708

INTEREST EXPENSE	(85,109)	(118,472)	(208,144)	(297,294)

OTHER INCOME (EXPENSE), net	2,465	8,742	4,246	3,472
Earnings before provision for income taxes	6,379,116	5,892,292	15,443,740	14,376,321

PROVISION FOR INCOME TAXES	2,330,000	2,250,000	5,700,000	5,425,000

Net earnings	$4,049,116	$3,642,292	$9,743,740	$8,951,321

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	11,566,388	11,612,051	11,614,816	11,596,254
Diluted	12,015,212	12,054,041	12,067,695	12,032,359

EARNINGS PER SHARE
Basic	$.35	$.31	$.84	$.77
Diluted	$.34	$.30	$.81	$.74

CASH DIVIDENDS PER SHARE	$.11	$.09	$.20	$.16

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
	June 30	December 31
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,194,616	$15,314,140
Marketable securities, at amortized cost	2,635,225	1,600,871
Accounts receivable, net	27,972,690	30,641,632
Accrued income tax receivable	869,514	—
Inventories	39,761,617	51,000,849
Deferred income tax benefits	745,681	949,109
Prepaid expenses and other current assets	1,303,632	1,715,859
Total current assets	91,482,975	101,222,460
MARKETABLE SECURITIES, at amortized cost	42,071,175	40,361,296
OTHER ASSETS	8,975,148	8,725,346
PLANT AND EQUIPMENT, net	28,384,963	28,445,900
TRADEMARK	10,867,969	10,867,969
	$181,782,230	$189,622,971

LIABILITIES & SHAREHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Short-term borrowings	$5,552,381	$10,957,518
Accounts payable	7,136,861	12,398,740
Dividend payable	1,276,442	1,054,354
Accrued liabilities	8,562,366	8,430,267
Accrued income taxes	—	72,907
Total current liabilities	22,528,050	32,913,786
LONG-TERM PENSION LIABILITY	6,883,315	6,620,842
DEFERRED INCOME TAX LIABILITIES	1,651,854	1,915,869
SHAREHOLDERS’ INVESTMENT:
Common stock	11,366,952	9,129,256
Class B common stock.	209,158	2,585,087
Capital in excess of par value	9,866,309	7,576,096
Reinvested earnings	134,715,775	134,264,076
Accumulated other comprehensive loss	(5,439,183)	(5,382,041)
Total shareholders investment	150,719,011	148,172,474
	$181,782,230	$189,622,971

CONSOLIDATED STATEMENTS
OF CASH FLOWS (Unaudited)
For the six months ended June 30, 2007 and 2006

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$9,743,740	$8,951,321
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	1,237,342	1,077,279
Amortization	42,453	34,164
Deferred income taxes	(179,587)	(131,053)
Stock-based compensation	148,394	—
Pension expense	670,338	596,502
Loss (Gain) on sale of assets	—	13
Increase in cash surrender value of life insurance	(259,260)	(251,070)
Changes in operating assets and liabilities -
Accounts receivable	2,668,942	1,760,135
Inventories	11,239,232	924,141
Prepaids and other current assets	421,685	507,841
Accounts payable	(5,261,879)	(5,625,300)
Accrued liabilities and other	(231,058)	384,361
Accrued income taxes	(915,421)	(2,233,078)
Net cash provided by operating activities	19,324,921	5,995,256

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(2,962,712)	(14,795,896)
Proceeds from maturities of marketable securities	176,026	1,106,072
Purchase of plant and equipment	(1,221,255)	(1,219,386)
Proceeds from sales of plant and equipment	62,000	996
Net cash used for investing activities	(3,945,941)	(14,908,214)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(2,108,429)	(1,620,493)
Shares purchased and retired	(7,271,213)	(1,875,593)
Proceeds from stock options exercised	1,390,242	1,195,489
Repayments under revolving credit agreement	(5,405,137)	(34,428)
Income tax benefit from the exercise of stock options	896,033	856,848
Net cash used for financing activities	(12,498,504)	(1,478,177)

Net increase (decrease) in cash and cash equivalents	2,880,476	(10,391,135)

CASH AND CASH EQUIVALENTS at beginning of period	$15,314,140	$22,780,913

CASH AND CASH EQUIVALENTS at end of period	$18,194,616	$12,389,778

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$5,798,138	$6,546,302
Interest paid	$241,331	$289,612